Exhibit 99.1
Human Nutrition & Health Animal Nutrition & Health Specialty Products Industrial Products

Balchem Corporation Reports First Quarter Sales of $157.0 Million, First Quarter GAAP EPS of $0.58 and Adjusted EPS of $0.73

New Hampton, NY, May 3, 2019 - Balchem Corporation (NASDAQ: BCPC) today reported for the first quarter 2019 net earnings of $18.8 million, compared to net earnings of $19.3 million for the first quarter 2018. First quarter adjusted net earnings(a) were $23.7 million, compared to $24.4 million in the prior year quarter. First quarter adjusted EBITDA(a) was $39.7 million, compared to $40.7 million in the prior year quarter.

First Quarter 2019 Financial Highlights:

•	First quarter net sales of $157.0 million, a decrease of $4.4 million, or 2.7%, compared to the prior year quarter.

•	Year over year quarterly sales growth in two of our four segments; Human Nutrition and Health and Specialty Products with record first quarter sales in Human Nutrition and Health.

•	First quarter adjusted EBITDA was $39.7 million, a decrease of $1.1 million, or 2.6%, from the prior year.

•
First quarter GAAP net earnings were $18.8 million, a decrease of $0.6 million, or 2.9%, from the prior year, primarily due to lower earnings before income tax expense within our Animal Nutrition and Health segment and a higher effective tax rate due to lower excess tax benefits from stock-based compensation and increased state taxes. These net earnings resulted in GAAP earnings per share of $0.58. Quarterly adjusted net earnings of $23.7 million decreased $0.7 million or 2.8% from the prior year, resulting in adjusted earnings per share(a) of $0.73.

•	Quarterly cash flows from operations were $22.5 million for the first quarter 2019 with quarterly free cash flow(a) of $14.0 million.

Recent Highlights:

•
On May 2, 2019, the Company signed a definitive agreement to acquire 100% of the outstanding common shares of Chemogas NV, a privately held specialty gases company, headquartered in Grimbergen, Belgium. Chemogas is a leader in the packaging and distribution of a wide variety of specialty gases, most notably ethylene oxide for medical device sterilization, primarily in the European and Asian markets. Closing of the transaction is still subject to the completion of customary closing conditions.

•
Our Animal Nutrition and Health team launched our newest innovation in amino acid nutrition for Ruminants with the arrival of AminoShure XM, rumen protected methionine. This next generation product offers enhanced bioavailability and superior feed stability that allows it to deliver industry-leading value for dairy farmers around the world.

Ted Harris, Chairman, CEO, and President of Balchem said, “Overall, we are pleased with the progress made in the first quarter. Continued growth in Human Nutrition and Health and Specialty Products was, however, more than offset by the expected headwinds we experienced in Animal Nutrition and Health, driven by the prior year benefits from Chinese supply disruptions not repeating, and the lower oil and gas fracking activity that impacted our Industrial Products segment.”

Mr. Harris went on to add, “We are very excited about the acquisition of Chemogas NV. The combination of our two companies clearly creates the global leader in the critical supply of ethylene oxide to the medical device sterilization industry which will significantly enhance our ability to service and support our customers on a more global basis.”

Balchem Corporation (NASDAQ:BCPC)

Results for Period Ended March 31, 2019 (unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended March 31,
	2019	2018
Net sales	$157,029	$161,410
Gross margin	49,095	51,459
Operating expenses	22,615	24,219
Earnings from operations	26,480	27,240
Other expense	1,687	2,063
Earnings before income tax expense	24,793	25,177
Income tax expense	6,010	5,831
Net earnings	$18,783	$19,346

Diluted net earnings per common share	$0.58	$0.60

Adjusted EBITDA(a)	$39,680	$40,740
Adjusted net earnings(a)	$23,730	$24,418
Adjusted net earnings per common share(a)	$0.73	$0.76

Shares used in the calculations of diluted and adjusted net earnings per common share	32,509	32,327

(a)	See “Non-GAAP Financial Information” for a reconciliation of GAAP and non-GAAP financial measures.

Segment Financial Results for the First Quarter of 2019:

The Human Nutrition & Health segment generated record first quarter sales of $85.1 million, an increase of $2.1 million or 2.5% compared to the prior year quarter. The increase was driven by higher sales within our ingredient solutions business into food and beverage markets, along with increased sales in our cereal systems business. Record quarterly earnings from operations for this segment of $13.7 million increased $0.8 million or 6.0% compared to $12.9 million in the prior year quarter, primarily due to the aforementioned higher sales and lower amortization expense, partially offset by mix. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for first quarter of 2019 and 2018 of $5.0 million and $5.5 million, respectively, adjusted earnings from operations(a) for this segment were $18.7 million, compared to $18.4 million in the prior year quarter.

The Animal Nutrition & Health segment generated quarterly sales of $43.4 million, a decrease of $2.8 million or 6.0% compared to the prior year quarter. The decreased sales were primarily due to lower European monogastric species volumes, partially offset by higher global ruminant species volumes. First quarter earnings from operations for this segment of $5.3 million were down from the prior year comparable quarter of $7.5 million, primarily due to lower volumes and margins in the European monogastric business as a result of increased competitive activity. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the first quarter of 2019 and 2018 of $0.2 million and $0.1 million, respectively, adjusted earnings from operations for this segment were $5.4 million, compared to $7.5 million in the prior year quarter.

The Specialty Products segment generated first quarter sales of $18.4 million, an increase of $0.7 million or 3.9% compared to the prior year quarter, primarily due to higher sales of ethylene oxide for the medical device sterilization market. Record first quarter earnings from operations for this segment were $6.7 million, versus $5.0 million in the prior year comparable quarter, an increase of $1.7 million or 33.0%, primarily due to the aforementioned higher sales and improved mix. Excluding the effect of non-cash expense associated with amortization of acquired intangible assets for the first quarter of 2019 and 2018 of $0.7 million and $0.7 million, respectively, adjusted earnings from operations for this segment were $7.4 million, compared to $5.8 million in the prior year quarter.

The Industrial Products segment sales of $10.1 million decreased $4.4 million or 30.2% from the prior year comparable quarter, primarily due to reduced sales volumes of choline and choline derivatives used in shale fracking applications. Earnings from operations for the Industrial Products segment were $1.6 million, a decrease of $0.8 million or 34.0% compared with the prior year comparable quarter, primarily due to the aforementioned lower sales volumes.

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Balchem Corporation (NASDAQ:BCPC)

Consolidated gross margin for the quarter ended March 31, 2019 of $49.1 million decreased by $2.4 million or 4.6%, compared to $51.5 million for the prior year comparable period. Gross margin as a percentage of sales was 31.3% as compared to 31.9% in the prior year period. The decrease was primarily due to mix and the increased competitive activity in the European monogastric market. Operating expenses of $22.6 million for the quarter were down $1.6 million from the prior year comparable quarter, primarily due to a decrease in certain compensation-related expenses. Excluding non-cash operating expense associated with amortization of intangible assets of $5.1 million, operating expenses were $17.5 million, or 11.1% of sales.

Interest expense was $1.6 million in the first quarter of 2019. Our effective tax rates for the three months ended March 31, 2019 and 2018 were 24.2% and 23.2%, respectively. The increase in the effective tax rate from the prior year is primarily due to lower excess tax benefits from stock-based compensation and higher state taxes.

For the quarter ended March 31, 2019, cash flows provided by operating activities were $22.5 million, and quarterly free cash flow was $14.0 million. The $157.9 million of net working capital on March 31, 2019 included a cash balance of $39.0 million, which reflects revolving loan payments of $16.0 million, dividend payments of $15.1 million, and capital expenditures of $8.5 million in the first quarter of 2019. The Company continues to invest in projects across all facilities to improve capabilities and operating efficiencies.

Ted Harris, Chairman, CEO and President of Balchem said, “Our first quarter earnings once again highlight the strength of our business model, particularly in light of the specific headwinds we faced in the quarter. We delivered sales growth in two of our four reporting segments, and when adjusting for the prior year benefit from the Chinese supply disruptions, the underlying Animal Nutrition and Health segment grew nicely. We remain cautious regarding the Industrial Products segment, although we do expect fracking activity to pick up in the later part of the year.”

Mr. Harris went on to add, “Moving forward, we will continue to drive our strategic growth initiatives, through both organic investments in new manufacturing capabilities and new product development, as well as value creating acquisitions.”

Quarterly Conference Call
A quarterly conference call will be held on Friday, May 3, 2019, at 11:00 AM Eastern Time (ET) to review first quarter 2019 results. Ted Harris, Chairman of the Board, CEO and President and Martin Bengtsson, CFO will host the call. We invite you to listen to the conference by calling toll-free 1-877-407-8289 (local dial-in 1-201-689-8341), five minutes prior to the scheduled start time of the conference call. The conference call will be available for replay two hours after the conclusion of the call through end of day Friday, May 17, 2019. To access the replay of the conference call, dial 1-877-660-6853 (local dial-in 1-201-612-7415), and use conference ID #13690170.

Segment Information
Balchem Corporation reports four business segments: Human Nutrition & Health; Animal Nutrition & Health; Specialty Products; and Industrial Products. The Human Nutrition & Health segment delivers customized food and beverage ingredient systems, as well as key nutrients into a variety of applications across the food, supplement and pharmaceutical industries. The Animal Nutrition & Health segment manufactures and supplies products to numerous animal health markets. Through Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and also provides chelated minerals to the micronutrient agricultural market. The Industrial Products segment manufactures and supplies certain derivative products into industrial applications.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward-looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2018. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact: Mary Ann Brush, Balchem Corporation (Telephone: 845-326-5600)

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Balchem Corporation (NASDAQ:BCPC)

Selected Financial Data (unaudited)
($ in 000’s)

Business Segment Net Sales	Three Months Ended March 31,
	2019	2018
Human Nutrition & Health	$85,149	$83,063
Animal Nutrition & Health	43,361	46,141
Specialty Products	18,424	17,740
Industrial Products	10,095	14,466
Total	$157,029	$161,410

Business Segment Earnings Before Income Taxes	Three Months Ended March 31,
	2019	2018
Human Nutrition & Health	$13,703	$12,932
Animal Nutrition & Health	5,256	7,484
Specialty Products	6,697	5,034
Industrial Products	1,637	2,479
Transaction costs, integration costs and unallocated legal fees	(804)	(689)
Unallocated amortization expense	(9)	—
Interest and other expense	(1,687)	(2,063)
Total	$24,793	$25,177

Selected Balance Sheet Items	March 31,	December 31,
	2019	2018
Cash and Cash Equivalents	$39,004	$54,268
Accounts Receivable, net	99,834	99,545
Inventories	66,764	67,187
Other Current Assets	16,064	5,314
Total Current Assets	221,666	226,314

Property, Plant & Equipment, net	188,036	194,339
Goodwill	446,453	447,995
Intangible Assets with Finite Lives, net	100,088	105,985
Right of Use Assets	8,036	—
Other Assets	7,609	6,722
Total Assets	$971,888	$981,355

Current Liabilities	$63,810	$82,056
Revolving Loan	140,000	156,000
Deferred Income Taxes	44,311	44,309
Long-Term Obligations	13,258	7,372
Total Liabilities	261,379	289,737

Stockholders' Equity	710,509	691,618

Total Liabilities and Stockholders' Equity	$971,888	$981,355

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Balchem Corporation (NASDAQ:BCPC)

Balchem Corporation
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$18,783	$19,346
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,836	11,127
Stock compensation expense	1,631	1,793
Other adjustments	(2,432)	(1,078)
Changes in assets and liabilities	(6,335)	(5,709)
Net cash provided by operating activities	22,483	25,479

Cash flows from investing activities:
Capital expenditures and intangible assets acquired	(8,507)	(3,854)
Insurance Proceeds	2,727	1,590
Net cash used in investing activities	(5,780)	(2,264)

Cash flows from financing activities:
Principal payments on long-term and revolving debt	(16,000)	(8,750)
Proceeds from stock options exercised	288	1,261
Dividends paid	(15,135)	(13,421)
Other	(727)	(786)
Net cash used in financing activities	(31,574)	(21,696)

Effect of exchange rate changes on cash	(393)	744

(Decrease) increase in cash and cash equivalents	(15,264)	2,263

Cash and cash equivalents, beginning of period	54,268	40,416
Cash and cash equivalents, end of period	$39,004	$42,679

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Balchem Corporation (NASDAQ:BCPC)

Non-GAAP Financial Information

In addition to disclosing financial results in accordance with United States (U.S.) generally accepted accounting principles (GAAP), this earnings release contains non-GAAP financial measures that we believe are helpful in understanding and comparing our past financial performance and our future results. The non-GAAP financial measures disclosed by the company exclude certain business combination accounting adjustments and certain other items related to acquisitions, certain unallocated equity compensation, and certain one-time or unusual transactions. These non-GAAP financial measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP, and the financial results calculated in accordance with GAAP and reconciliations from these results should be carefully evaluated. Management believes that these non-GAAP measures provide useful information about the Company's core operating results and thus are appropriate to enhance the overall understanding of the Company's past financial performance and its prospects for the future. The non-GAAP financial measures in this press release include adjusted gross margin, adjusted earnings from operations, adjusted net earnings and the related adjusted per diluted share amounts, EBITDA, adjusted EBITDA, adjusted income tax expense, and free cash flow. EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation and amortization. Adjusted EBITDA is defined as earnings before interest, other expense/income, taxes, depreciation, amortization, stock-based compensation, acquisition-related expenses, indemnification settlements, legal settlements, unallocated legal fees and the fair valuation of acquired inventory. Adjusted income tax expense is defined as income tax expense adjusted for the impact of ASU 2016-09. Free cash flow is defined as net cash provided by operating activities less capital expenditures.

Set forth below are reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

Table 1
Reconciliation of Non-GAAP Measures to GAAP
(Dollars in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019	2018
Reconciliation of adjusted gross margin
GAAP gross margin	$49,095	$51,459
Amortization of intangible assets (1)	734	842
Adjusted gross margin	$49,829	$52,301

Reconciliation of adjusted earnings from operations
GAAP earnings from operations	$26,480	$27,240
Amortization of intangible assets (1)	5,842	6,282
Transaction costs, integration costs and unallocated legal fees (2)	804	689
Adjusted earnings from operations	$33,126	$34,211

Reconciliation of adjusted net earnings
GAAP net earnings	$18,783	$19,346
Amortization of intangible assets (1)	5,913	6,391
Transaction costs, integration costs and unallocated legal fees (2)	804	689
Income tax adjustment (3)	(1,770)	(2,008)
Adjusted net earnings	$23,730	$24,418

Adjusted net earnings per common share - diluted	$0.73	$0.76

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Balchem Corporation (NASDAQ:BCPC)

(1) Amortization of intangible assets: Amortization of intangible assets consists of amortization of customer relationships, trademarks and trade names, developed technology, regulatory registration costs, patents and trade secrets, and other intangibles acquired primarily in connection with business combinations. We record expense relating to the amortization of these intangibles in our GAAP financial statements. Amortization expenses for our intangible assets are inconsistent in amount and are significantly impacted by the timing and valuation of an acquisition. Consequently, our non-GAAP adjustments exclude these expenses to facilitate an evaluation of our current operating performance and comparisons to our past operating performance.

(2) Transaction costs, integration costs and unallocated legal fees: Transaction and integration costs related to acquisitions are expensed in our GAAP financial statements. Unallocated legal fees for transaction-related non-compete agreement disputes are expensed in our GAAP financial statements. Management excludes these items for the purposes of calculating Adjusted EBITDA and other non-GAAP financial measures. We believe that excluding these items from our non-GAAP financial measures is useful to investors because these are items associated with each transaction and are inconsistent in amount and frequency causing comparison of current and historical financial results to be difficult.

(3) Income tax adjustment: For purposes of calculating adjusted net earnings and adjusted diluted earnings per share, we adjust the provision for (benefit from) income taxes to tax effect the taxable and deductible non-GAAP adjustments described above as they have a significant impact on our income tax (benefit) provision. Additionally, the income tax adjustment is adjusted for the impact of adopting ASU 2016-09, “Improvements to Employee Share-Based Payment Accounting” and uses our non-GAAP effective rate applied to both our GAAP earnings before income tax expense and non-GAAP adjustments described above. See Table 3 for the calculation of our non-GAAP effective tax rate.

The following table sets forth a reconciliation of Net Income calculated using amounts determined in accordance with GAAP to EBITDA and to Adjusted EBITDA for the three months ended March 31, 2019 and 2018.

Table 2
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net income - as reported	$18,783	$19,346
Add back:
Provision for income taxes	6,010	5,831
Other expense	1,687	2,063
Depreciation and amortization	10,765	11,018
EBITDA	37,245	38,258
Add back certain items:
Non-cash compensation expense related to equity awards	1,631	1,793
Transaction costs, integration costs and unallocated legal fees	804	689
Adjusted EBITDA	$39,680	$40,740

The following table sets forth a reconciliation of our GAAP effective income tax rate to our non-GAAP effective income tax rate for the three months ended March 31, 2019 and 2018.

Table 3
(unaudited)

	Three Months Ended March 31,
	2019	Effective Tax Rate	2018	Effective Tax Rate
GAAP Income Tax Expense	$6,010	24.2%	$5,831	23.2%
Impact of ASU 2016-09 adoption(4)	111		287
Adjusted Income Tax Expense	$6,121	24.7%	$6,118	24.3%

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Balchem Corporation (NASDAQ:BCPC)

(4) Impact of ASU 2016-09 adoption: In March 2016, the FASB issued ASU No. 2016-09, “Improvements to Employee Share-Based Payment Accounting” (“ASU 2016-09”), which addresses the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The Company adopted ASU 2016-09 on January 1, 2017 prospectively (prior periods have not been restated).  The primary impact of adoption was the recognition during the three months ended March 31, 2019 and 2018, of excess tax benefits as a reduction to the provision for income taxes and the classification of these excess tax benefits in operating activities in the consolidated statement of cash flows instead of financing activities. The presentation requirements for cash flows related to employee taxes paid for withheld shares had no impact to any of the periods presented in the consolidated statement of cash flows, since such cash flows have historically been presented in financing activities. The Company also elected to continue estimating forfeitures when determining the amount of stock-based compensation costs to be recognized in each period. No other provisions of ASU 2016-09 had a material impact on the Company’s financial statements or disclosures.

The following table sets forth a reconciliation of net cash provided by operating activities to free cash flow for the three months ended March 31, 2019 and 2018.

Table 4
(unaudited)

	Three Months Ended March 31,
	2019	2018
Net cash provided by operating activities	$22,483	$25,479
Capital expenditures	(8,488)	(3,735)
Free cash flow	$13,995	$21,744

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